EXHIBIT 5.1

                                   February 26, 1999


 US Airways, Inc.
 2345 Crystal Drive
 Arlington, Virginia  22227

           Re:  US Airways, Inc.
                Registration Statement on Form S-4

 Ladies and Gentlemen:

           We have acted as special counsel for US Airways, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer to exchange (the "Exchange Offer") up to $141,366,000 aggregate principal amount of its outstanding Class C Pass Through Certificates, Series 1998-1 (the "Old Class C Certificates"), for its Class C Pass Through Certificates, Series 1998-1 (the "New Class C Certificates"). The Old Class C Certificates represent, and the New Class C Certificates will represent, a fractional undivided interest in the Company's Pass Through Trust 1998-1C (the "Class C Trust"). The Class C Trust was formed pursuant to a Pass Through Trust Agreement between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"), dated as of December 4, 1998 (the "Basic Agreement"), and Trust Supplement No. 1998-1C thereto, dated as of December 14, 1998 (the "Trust Supplement" and, together with the Basic Agreement, the "Class C Pass Through Trust Agreement").

           This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

           In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 with respect to the New Class C Certificates as filed with the Securities and Exchange Commission (the "Commission") under the Act (such Registration Statement, as so amended, the "Registration Statement"); (ii) the Class C Pass Through Trust Agreement; (iii) the forms of the Old Class C Certificates and the New Class C Certificates, each filed as an exhibit to the Registration Statement; (v) the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T-1 of the Trustee; (vi) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (vii) the By-laws of the Company, as currently in effect; and (viii) resolutions adopted by the Board of Directors of the Company on May 19, 1998 relating to the filing of the Registration Statement. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

           In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties (including the Trustee) had the power, corporate or other, to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

           In rendering the opinions set forth below, we have assumed that
 (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective and (ii) the New Class C Certificates will be issued and exchanged in compliance with applicable federal and state securities laws and solely in the manner stated in the Registration Statement.

           Members of our firm are admitted to the practice of law in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction, other than the DGCL and the laws of the United States of America to the extent referred to specifically herein.

           Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement becomes effective and (ii) the New Class C Certificates have been duly executed and authenticated in accordance with the Class C Pass Through Trust Agreement and delivered in exchange for the Old Class C Certificates in accordance with the Exchange Offer, the New Class C Certificates will be valid and binding obligations of the Trustee as trustee of the Trust.

           Our opinion set forth above is subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

           We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                              Very truly yours,



                              Skadden, Arps, Slate, Meagher & Flom (Illinois)